Exhibit 99.1

PAINCARE ACQUIRES NORTHEAST PAIN MANAGEMENT

Led by William Benjamin Zolper, M.D., Largest Dedicated Pain Center in Maine, Expected to Contribute $1.5 Million in Annual Revenue and $700,000 in Annual Operating Income

ORLANDO, Fla., July 12 /PRNewswire-FirstCall/ — PainCare Holdings, Inc. (Amex: PRZ) today announced that the Company has acquired Benjamin Zolper, M.D., LLC, d/b/a Northeast Pain Management (NPM), the largest dedicated Pain Center in Maine.

Based in Bangor, Maine, NPM is led by Dr. Ben Zolper, who is board certified in Anesthesiology, holds a diploma from the Board of Pain Medicine and is Maine’s only Fellow of Pain Practice from the World Institute of Pain. Administering over 8,000 patient visits per year, NPM is expected to contribute approximately $1.5 million in annual revenue and $700,000 in operating income to PainCare, based on the practice’s historical performance.

Total possible consideration that may be paid to the shareholders of NPM is $3,500,000, with 50% of total consideration in cash and 50% in PainCare’s common stock. One-half the consideration was paid at closing with the remaining one-half to be paid over three years immediately following the closing conditioned upon NPM realizing certain income goals. The acquisition has been accounted for using the purchase method of accounting. PainCare funded the cash portion of the purchase price of NPM from the proceeds of the recently completed $3 million Convertible Debenture offering.

Practicing Pain Management in private practice since 1993, Dr. Zolper is also Head of the Pain Section at Eastern Maine Medical Center, the second largest hospital in Maine. In addition, Dr. Zolper serves on the appointed staffs at St. Joseph Hospital and Acadia Ambulatory Surgical Center, both located in Bangor.

As a member of the American Society of Pain Medicine, American Society of Interventional Pain Physicians, American Pain Society, International Anesthesia Research Society, Maine Medical Association, Maine Society of Anesthesiologists, Penobscot County Medical Association, World Institute of Pain and the American College of Physicians and Surgeons, Dr. Zolper has earned distinction as one of the country’s leading pain management specialists in the field of pain relief. Dr. Zolper performs a broad range of minimally invasive spine procedures, including percutaneous discectomy, vertebroplasty, discography, and pump and stimulator placement.

Commenting on being acquired, Dr. Zolper noted, “I am impressed by the concept of a network of Pain centers in America, both for quality of care of patients and for the educational and financial benefits of the physicians involved. I believe that solo practices will be less viable than practices in a network in the increasing complex world of medicine.”

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Concluding, Zolper added, “After a thorough evaluation of PainCare, I have decided to merge my practice into this exciting company. I look forward to leveraging PainCare’s ‘three-pillar’ growth strategy to introduce new ancillary services into my Pain practice — particularly in the area of nerve conduction testing.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost- effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a highly specialized network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro- and orthopedic surgeons, and physiatrists with centers found in Florida, Colorado, North Dakota, Texas, Louisiana, Missouri, Maine, Georgia, Michigan and Canada.

PainCare also offers turnkey, on-site, rehab and electro diagnostic programs directly to independent physician practices, group practices and medical institutions under a revenue-sharing arrangement. MedX-Direct provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on site at each physician practice. EDX-Direct program physicians are supplied with all equipment, technical training and support necessary to introduce electro diagnostic medicine studies into their respective practice offerings.

For more information on PainCare, please visit the Company web site at http://www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost-efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to

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PainCare’s filings with the Securities and Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net

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